Credit Suisse Institutional Fund Inc. - Capital Appreciation Portfolio

Obtaining control of Credit Suisse Institutional Fund Inc. - Capital Appreciation Portfolio:

As of October 31, 2003, FIDELITY INVESTMENT INSTITUTIONAL
OPERATIONS CNT AS AGENT FOR CERTAIN EMPLOYEE BENEFIT PLANS ("Shareholder") owned less than 25% of the outstanding shares of the Fund. As of October 31, 2004, Shareholder owned 536,845.476 shares of the Fund, which represented 100% of the outstanding shares of the Fund. As a result of E M WARBURG PINCUS & CO INC
RET PLAN and TRUSTLYNX & CO (the only other "Shareholders" beneficially owning more than 25% of the Fund) redeeming shares FIDELITY INVESTMENT INSTITUTIONAL OPERATIONS CNT AS AGENT FOR
CERTAIN EMPLOYEE BENEFIT PLANS beneficially owned more than 25% of the Fund. Accordingly, Shareholder may be presumed to be a controlling person of the Fund. The Fund does not believe this entity is the beneficial owner of the shares held of record by this entity.

Ceasing control of Credit Suisse Institutional Fund Inc. - Capital Appreciation Portfolio:

As of October 31, 2003, E M WARBURG PINCUS & CO INC RET PLAN ("Shareholder") owned 398,558.489 shares of the Fund, which represented 36.27% of the outstanding shares of the Fund.
As of October 31, 2004, Shareholder owned 0 shares of the Fund, which represented 0% of the outstanding shares of the Fund. Shareholder redeemed 394,659.735 shares on June 17, 2004
(the "Transaction"). It appears that the Transaction resulted in Shareholder beneficially owning less than 25% of the Fund. Accordingly, Shareholder may be presumed to have ceased to be a controlling person of the Fund on the date of the Transaction. The Fund does not believe this entity is the beneficial owner of the shares held of record by this entity.

As of October 31, 2003, TRUSTLYNX & CO ("Shareholder") owned 647,469.611 shares of the Fund, which represented 58.93% of the outstanding shares of the Fund. As of October 31, 2004, Shareholder owned 0 shares of the Fund, which represented 0% of the outstanding shares of the Fund. Shareholder redeemed 154,843.141 shares on March 31,2004 (the "Transaction").
It appears that the Transaction resulted in Shareholder beneficially owning less than 25% of the Fund. Accordingly, Shareholder may be presumed to have ceased to be a controlling person of the Fund on the date of the Transaction. The Fund does not believe this entity is the beneficial owner of the shares held of record by this entity.